Exhibit 23.1

CONSENT OF MARK BAILEY & CO. LTD.

                 We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-117306) of SulphCo, Inc. of our report dated June 17, 2004, with respect to the financial statements of SulphCo, Inc. included in this Amendment No. 6 to Annual Report on Form 10-KSB for the period ending December 31, 2003.

Reno, Nevada
February 8, 2005

/s/ Mark Bailey & Co. Ltd.